UNITED STATES
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ADAMIS PHARMACEUTICALS CORPORATION

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Adamis Files Definitive Proxy Statement and Sends Letter to Stockholders

Highlights the Company’s High-Potential Products and Pipeline

Notes the Current Board and Management Have Presided Over Significant Outperformance Over the Past Year

Urges Stockholders to Sign, Date and Promptly Return the WHITE Proxy Card to Elect the Company’s Highly-Qualified Directors at the July 16th Annual Meeting

SAN DIEGO, June 14, 2021 (BUSINESS WIRE) -- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission and sent the below letter to stockholders. The letter has been signed by all five members of the Company’s Board of Directors: Howard C. Birndorf, Roshawn Blunt, Dennis J. Carlo, Ph.D., David J. Marguglio and Richard C. Williams.

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June 14, 2021

Dear Stockholder,

The Board of Directors (the "Board") thanks you for your continued investment in Adamis Pharmaceuticals Corporation ("Adamis" or the "Company"). We are writing to you today because this year's Annual Meeting of Stockholders (the "Annual Meeting") on July 16, 2021 is an important one as Adamis continues pursuing breakthrough drugs and treatments for allergies, respiratory diseases and opioid-induced overdoses.

As the world continues to battle the COVID-19 pandemic and the United States grapples with a harrowing opioid epidemic, our Board and management are working to develop and commercialize an innovative pipeline of sorely needed solutions. We believe our work has the potential to not only create enduring value for stockholders, but also society as a whole. That is why we are urging you to vote on the WHITE proxy card to re-elect all five members of the Board at next month’s Annual Meeting.

Over the past year, we have been executing a disciplined and focused strategy in order to:

●	Successfully navigate the unprecedented market volatility and operating challenges caused by the pandemic.

●	Maintain a strong capital position and healthy balance sheet.

●	Pursue potential regulatory approval for our high-dose naloxone injection product candidate, which is intended for the treatment of opioid overdose.

●	Advance Tempol, which is a potential breakthrough treatment for COVID-19, through the clinical testing phase.

●	Explore partnerships and collaborations that can help us accelerate pipeline initiatives and potentially realize value on an accelerated basis.

Although we recognize there is significant work in front of us in order to deliver the value that our stockholders desire, we believe Adamis has strong momentum heading into the back half of 2021. We have achieved total stockholder returns of more than 75% on a one-year basis and more than 85% on a year-to-date basis.1 This represents significant outperformance relative to the Nasdaq Biotechnology Index and the Nasdaq US Small Cap Biotechnology Index over the same periods.

By re-electing our full Board next month, we believe stockholders will position Adamis to sustain its momentum and remain on a path to long-term value creation.

YOUR BOARD AND MANAGEMENT TEAM HAVE ASSEMBLED A PRODUCT PIPELINE THAT WE BELIEVE HAS SIGNIFICANT POTENTIAL.

It is important to underscore that Adamis has an attractive portfolio of approved products and clinical-stage treatments. We believe the diversity of our portfolio offers us various potential paths to value creation for stockholders. Select highlights include:

SYMJEPI® (epinephrine) Injection

●	Since completing the transition of SYMJEPI from Sandoz in the fourth quarter of 2020, our new commercial partner – US WorldMeds – continues to make gains in the epinephrine market.

○	In January 2021, both approved SYMJEPI products became available through the Walgreens Prescription Savings Club at a discounted price of $99.99 per two-pack.

○	Based on third-party market data, we believe SYMJEPI unit sales have increased approximately 90% on a year-over-year basis for the period beginning December 2020 and ending April 2021. We attribute much of this growth to our new partnership.

●	We expect the Walgreens arrangement, along with other commercial initiatives currently underway, to continue fueling positive sales trends for SYMJEPI products.

1 Total stock return figures run through the close of trading on June 10, 2021.

ZIMHI™ (naloxone) Injection

●	We announced this month that the U.S. Food and Drug Administration (“FDA”) has accepted for review our resubmitted New Drug Application (“NDA”) for ZIMHI, which is a higher naloxone injection product candidate for the treatment of opioid overdose.

○	We received FDA correspondence relating to the NDA, stating that the agency had completed its filing review and had determined that the NDA was sufficiently complete to permit a substantive review.

○	The FDA also provided a target action date under the Prescription Drug User Fee Act of November 12, 2021.

●	During the first quarter of this year, we submitted responses to the FDA to address deficiencies identified in the complete response letter relating to our NDA for ZIMHI. We also requested a Type-A meeting with the agency.

○	In April, we met with the FDA to discuss the responses and the regulatory path forward for ZIMHI.

Tempol

●	The National Institutes of Health (“NIH”) recently identified the experimental drug Tempol, as a potentially potent antiviral for COVID-19. In 2020, we in-licensed patent and related intellectual property rights to Tempol pursuant to a license agreement for certain fields, including COVID-19.

○	According to a study of cell cultures conducted by NIH researchers, Tempol demonstrated an ability to limit SARS-CoV-2 infection by impairing the activity of a viral enzyme known as RNA replicase.

○	The NIH researchers also found that Tempol “doses used in their antiviral studies could be likely achieved in tissues that are the primary targets for the virus.”2

●	In February, our Investigational New Drug Application (“IND”) relating to a protocol for a clinical trial of Tempol in COVID-19 received FDA clearance to begin clinical testing.

○	We are now working with a large clinical research organization that has started key operational aspects of the clinical study, including site selection, site agreements and vendor agreements.

●	We are also engaged in activities intended to support preparing an IND for a study of Tempol for the treatment of Radiation Dermatitis.

○	The manufacturer for the topical Tempol gel has been identified and drug substance is available for manufacturing.

●	Adamis is also investigating the utility of Tempol for the treatment of cocaine and methamphetamine abuse.

○	Several published studies in animals suggest that Tempol significantly decreases the urge for both cocaine and methamphetamines and cocaine abuse. Methamphetamine abuse is a significant unmet public health problem that parallels the opioid epidemic.

○	According to the Centers for Disease Control, methamphetamine use resurged in the United States from 2015 to 2018, rising to an annual use rate of 59.7 per 1,000 adults, or approximately 14.7 million individuals per year.

While there is significant competition in the marketplace and uncertainty always looms, we are confident that Adamis is focused on the right assets and the right opportunities. Our Board has several decades of experience operating at the highest levels of the biotechnology and pharmaceuticals industries. We believe this experience will be critical as Adamis competes and works to accelerate clinical testing progress and prospective regulatory approvals in the coming quarters.

2 National Institutes of Health, “NIH researchers identify potential new antiviral drug for COVID-19,” June 3, 2021.

ADAMIS HAS THE RIGHT LEADERSHIP FOR THIS PIVOTAL MOMENT IN TIME

We contend that Adamis is at the precipice of major developments and value-generating progress. This is why we believe maintaining an aligned, experienced and stable Board is essential.

Unfortunately, Jerald A. Hammann – an opportunistic and 0.01% stockholder with no biopharmaceutical expertise, no public company experience and no articulated plan – has initiated costly litigation with us and is attempting to run a slate of directors to take control of the Board at this year’s Annual Meeting. Mr. Hammann took these actions after we rejected his demand that Adamis provide him a lucrative consulting agreement prior to becoming a stockholder. We believe Mr. Hammann’s apparent track record of launching value-destructive activist campaigns and trying to secure what we view as greenmail should be a flashing red light for stockholders.

If Mr. Hammann were to achieve his self-serving objective, we believe it would be disastrous for our investors. We do not see how Adamis would be able to build on its momentum and maintain its valuable relationships with providers, partners and regulators if its highly-experienced directors and presumably management were replaced at this critical phase.

We urge stockholders seeking to realize the potential of our pipeline to carefully consider the sizable risks posed by Mr. Hammann’s campaign. We believe the far superior and safer path is re-electing directors who have presided over strong momentum, significant stock price appreciation and a viable strategy over the past year. Our Board has a clear vision for value creation.

Once again, we thank you for your investment in Adamis. We recognize that there have been ups-and-downs over the past several years as the Company invested significantly in research and development and navigated often lengthy regulatory processes. However, we firmly believe that Adamis is on the right path now that we have tangible pipeline momentum. We urge you to vote on the WHITE proxy card to elect our full five-member slate and help us sustain the Company’s momentum.

Sincerely,

Howard C. Birndorf	Roshawn Blunt	Dennis J. Carlo, Ph.D.	David J. Marguglio	Richard C. Williams

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PROTECT YOUR INVESTMENT IN ADAMIS – PLEASE SIGN, DATE AND PROMPTLY RETURN THE WHITE PROXY CARD.

The Board urges you to carefully consider the information contained in the Company’s proxy materials and cast your vote on the WHITE proxy card.

●	DO NOT download any proxy card provided by Jerald A. Hammann.

●	DO NOT return any proxy card to Jerald A. Hammann.

●	DO NOT respond to any email or phone solicitations from Jerald A. Hammann.

CONTACT THE COMPANY’S PROXY SOLICITOR AT INFO@SARATOGAPROXY.COM IF YOU HAVE ANY QUESTIONS REGARDING THE ANNUAL MEETING OR HOW TO VOTE.

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About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma, and COPD. The company’s subsidiary, US Compounding Inc. (USC), compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company’s beliefs concerning the safety and effectiveness of Tempol and the Company’s other product candidates; the timing of commencement or completion of any studies or trials relating to Tempol and the availability of funding for studies or trials; the results of any studies or trials that the Company may conduct relating to Tempol; the Company’s ability to successfully commercialize the products and product candidates described in this press release, itself or through commercialization partners, and the Company’s beliefs concerning the commercial success of its products; future regulatory actions relating to the Company’s NDA relating to its ZIMHI product; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; the Company’s expectations concerning future growth; expectations and statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. There can be no assurances regarding the outcome of trials or studies relating to Tempol or that Tempol will be found to be safe and effective in the treatment of COVID-19 or any other indication. There can be no assurances that future sales of SYMJEPI will meet our expectations. There can be no assurances regarding the timing or outcome of the FDA’s review of our resubmitted NDA relating to ZIMHI, or that the Company will be able to successfully take any actions or develop any additional information that the FDA may require in connection with its review of the resubmitted NDA for ZIMHI. There can be no assurances that the FDA will consider the Company’s responses included in the resubmitted NDA relating to ZIMHI as satisfactory, or that the product will be able to compete successfully in the market if approved and launched. The Company may not achieve one or more of the future goals described in the press release either within the anticipated time periods or at all. In addition, as previously disclosed, each of the Company and USC recently received a subpoena from the U.S. Attorney’s Office for the Southern District of New York issued in connection with a criminal investigation. Accordingly, all forward-looking statements are subject to the outcome of this investigation, as well as the related investigation being conducted by the Company’s Audit Committee. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts

Saratoga Proxy Consulting

John Ferguson / Ann Marie Mellone, 212-257-1311

jferguson@saratogaproxy.com / amellone@saratogaproxy.com

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